Exhibit 10.2

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

INDUCEMENT AWARD

Name of Grantee: Nancy Lurker

No. of Restricted Stock Units Subject to Award: 500,000

Grant Date: September 15, 2016

Pursuant to this agreement (this “Agreement”), pSivida Corp., a Delaware corporation (the “Company”), hereby grants an award (the “Award”) of performance-based restricted stock units (the “Restricted Stock Units”) to the Grantee named above, subject to approval by the Company’s shareholders. The Award is granted to the Grantee in connection with her entering into Employment with the Company and is regarded by the parties as an inducement material to the Grantee’s entering into Employment within the meaning of NASDAQ Listing Rule 5635(c).

1. Grant of Award. With effect from the grant date (the “Grant Date”) set forth above, subject to approval by the Company’s shareholders, the Grantee shall receive the Award, consisting of the right to receive, on the terms and subject to the conditions and restrictions provided herein and in the pSivida Corp. 2008 Incentive Plan (as amended through the date hereof and amended further from time to time, the “Plan”), one share of common stock of the Company (“Stock”) with respect to each Restricted Stock Unit forming a part of the Award, in each case, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

2. Relationship to and Incorporation of the Plan. The Award shall be subject to and governed by, and shall be construed and administered in accordance with, the terms and conditions of the Plan, which terms and conditions are incorporated herein by reference. A copy of the Plan has been made available to the Grantee. Notwithstanding the foregoing, the Restricted Stock Units are not awarded under the Plan and the grant of the Award shall not reduce the number of shares of Stock available for issuance under awards issued pursuant to the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

3. Conditions. If the Grantee’s Employment is voluntarily or involuntarily terminated for any reason prior to the TSR Measurement Date, all such unvested Restricted Stock Units shall immediately and automatically be forfeited. Notwithstanding the foregoing, in the event the Grantee’s Employment is terminated by Company without Cause (as defined in the Employment letter agreement between the Grantee and the Company dated September 15, 2016 (as may be amended from time to time, the “Employment Letter”)) or the Grantee resigns for

Good Cause (as defined in the Employment Letter) (each, a “Qualifying Termination”), a pro-rated portion of the Restricted Stock Units will remain outstanding and eligible to vest based on the number of days elapsed between the Grant Date and the Qualifying Termination date, divided by 1,095 days, and the Qualifying Termination date will be the Performance Period End Date. For purposes of this Agreement, “Employment” shall be deemed to include Employment with any successor to the Company’s business or assets in connection with a Change of Control.

4. Vesting of Restricted Stock Units; Delivery of Stock.

(a) Unless earlier terminated, forfeited, relinquished or expired, the Restricted Stock Units will vest following the end of the Performance Period to the extent earned in accordance with the performance objective set forth on Exhibit A, subject to the Administrator certifying in its sole discretion the achievement of such performance objective, and further subject to the Grantee’s remaining in continuous Employment through the TSR Measurement Date (as defined in Exhibit A) or experiencing a Qualifying Termination.

(b) In the event of a Change of Control prior to the Performance Period End Date (as defined in Exhibit A), the Administrator shall determine the extent to which the performance objective is met, treating the date of such Change of Control as the Performance Period End Date, and the number of Restricted Stock Units that will vest, if any, and the TSR Measurement Date shall be the date of such Change of Control.

(c) The Company shall deliver to the Grantee as soon as practicable after the vesting of Restricted Stock Units, but in all events no later than sixty (60) days following the date on which such Restricted Stock Units vest, one share of Stock with respect to each such vested Restricted Stock Unit, subject to the terms and conditions of the Plan and this Agreement.

(d) For purposes of this Agreement:

5. Dividends; Other Rights. The Award shall not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any of its affiliates prior to the date on which the Company delivers shares of Stock (if any) in respect thereof to the Grantee. The Grantee is not entitled to vote any shares of Stock by reason of the granting of this Award or to receive or be credited with any dividends declared and payable on any share of Stock prior to the date on which any such share is delivered to the Grantee hereunder. The Grantee shall have the rights of a shareholder only as to those shares of Stock, if any, that are actually delivered under this Award.

6. Transferability. This Agreement is personal to the Grantee, and the Award and the Restricted Stock Units are not assignable or transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

7. Tax Withholding. The Company shall cause the required minimum tax withholding obligation to be satisfied by withholding from shares of Stock to be issued or released by the transfer agent a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

8. Election Under Section 83(b). The Grantee expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award.

9. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

10. Acknowledgments. By accepting the Award, the Grantee agrees to be bound by, and agrees that the Award and the Restricted Stock Units are subject in all respects to, the terms of the Plan. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which, taken together, will constitute one and the same legal instrument.

Executed as of the 2nd day of November, 2016.

pSivida Corp.

By:	/s/ David J. Mazzo
Name: David J. Mazzo
Title: Chairman of the Board

/s/ Nancy Lurker
Grantee’s Signature

Grantee’s name and address:

Nancy Lurker
6 Lenape Trail
Peapack, NJ 07977

Exhibit A

1. Definitions. The terms set forth below, as used in this Exhibit A or the Agreement, shall have the following meanings:

(a) “Change of Control” shall mean:

(i) the acquisition by any Person (defined solely for purposes of this definition as any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”))) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the common stock of the Company; provided, however, that for purposes of this subsection (i), an acquisition shall not constitute a Change of Control if it is: (A) either by or directly from the Company, or by an entity controlled by the Company, (B) by any employee benefit plan, including any related trust, sponsored or maintained by the Company or an entity controlled by the Company (“Benefit Plan”), or (C) by an entity pursuant to a transaction that complies with the clauses (A), (B) and (C) of Section 1(a)(iii) below; or

(ii) individuals who, as of the Grant Date, constitute the Board (together with the individuals identified in the immediately following proviso to this Section 1(a)(ii), the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be treated as a member of the Incumbent Board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) the consummation of a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company, (a “transaction”) in each case unless, following such transaction, (A) all or substantially all of the Persons who were the beneficial owners of the common stock of the Company outstanding immediately prior to such transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such transaction, of the outstanding common stock of the Company, (B) no Person (excluding any entity or wholly owned subsidiary of any entity resulting from such transaction or any Benefit Plan of the Company or such entity or wholly owned subsidiary of such entity resulting from such transaction) beneficially owns, directly or indirectly, thirty-five percent (35%) or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction and (C) at least a majority of the members of the board of directors or similar board of the entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such transaction; or

(iv) the approval by the shareholders of the Company of a liquidation or dissolution of the Company.

(b) “NBI Companies” shall mean the companies making up the NASDAQ Biotechnologies Index.

(c) “Performance Period” shall mean the period beginning on September 15, 2016 and ending on the earliest of a Change of Control, a Qualifying Termination, and September 14, 2019.

(d) “Performance Period End Date” shall mean the earliest of a Change of Control, a Qualifying Termination, and September 14, 2019.

(e) “Total Shareholder Return” shall mean the change in value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the Performance Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company. The average closing price of Stock and the stock of the NBI Companies, as applicable, of the thirty (30) consecutive trading days ending on each of September 14, 2016 and the Performance Period End Date will be used to value Stock and the stock of the NBI Companies, as applicable. Dividend reinvestment will be calculated using the closing price of Stock or the stock of the applicable NBI Company, as applicable, on the ex-dividend date for the applicable dividend or, if no trades were reported on such date, the latest preceding date for which a trade was reported.

(f) “TSR Measurement Date” shall mean the date on which the Administrator determines the number of Restricted Stock Units that have been earned with respect to the Award, which date shall occur not later than forty-five (45) days after the Performance Period End Date (or, in the case of a Performance Period End Date that is a Change of Control, such TSR Measurement Date shall be the date of such Change of Control).

(g) “TSR Percentile Rank” shall mean, as of the Performance Period End Date, the percentage of Total Shareholder Return values among the NBI Companies that are equal to or lower than the Company’s Total Shareholder Return, provided that if the Company’s Total Shareholder Return falls between the Total Shareholder Return of two of the NBI Companies, the TSR Percentile Rank shall be adjusted by interpolating the Company’s Total Shareholder Return on a straight-line basis between the Total Shareholder Return of the two NBI Companies that are closest to the Company’s.

2. Earning of Restricted Stock Units. No Restricted Stock Units shall vest unless they have become earned in accordance with this Section 2. No portion of the Restricted Stock Units shall vest unless the TSR Percentile Rank is above the 50th percentile. If the TSR Percentile Rank performance objective described in the previous sentence has been met as of the Performance Period End Date, the portion of the Award that vests shall be equal to the number of Restricted Stock Units set forth in the table below (or, in the event of a Qualifying Termination, the number shall be pro-rated as described in Section 3 of the Agreement).

TSR Percentile Rank	Number of Restricted Stock Units
50th percentile	100,000

75th percentile	300,000

90th percentile	500,000

Notwithstanding any of the foregoing, in the event that the Company’s Total Shareholder Return is negative, no portion of the Award shall vest, even if the TSR Percentile Rank is above the 50th percentile.

3. Determinations by the Administrator. On the TSR Measurement Date, the Administrator shall determine the extent to which, if any, the performance objective has been met and the number of Restricted Stock Units that are earned hereunder. No Restricted Stock Units shall be earned until the Administrator certifies that the performance objective has been met and certifies the extent to which they have so been met. Any Restricted Stock Units that vest shall be rounded down to the nearest whole number of Shares, and any fractional vested Restricted Stock Units shall be disregarded. All determinations under this Exhibit A shall be made by the Administrator and will be final and binding on the Grantee.

3. Section 162(m). The Award is intended to qualify as exempt performance-based compensation under Section 162(m) of the Code and shall be interpreted consistently with this intent.